                                                                   EXHIBIT 11.1
                               NOVA CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                              Three Months Ended                 Nine Months Ended
                                                                 September 30,                     September 30,
                                                                     1996                              1996
                                                                     ----                              ----
Weighted average Common Stock outstanding during
    the period                                                 28,688,583                         26,389,308
Cheap Stock (1)                                                         0                                  0
Conversion of Preferred Stock into Common Stock                         0                                  0
Dilutive effect of common stock equivalents                     1,388,179                          1,756,594
                                                              -----------                         -----------
     Total                                                     30,076,762                          28,145,902
                                                              ===========                         ===========
Net income                                                    $ 2,369,000                         $ 4,923,000
Less: Preferred Stock dividends                                         0                            (230,000)
                                                                        -                         -----------

Net income available for Common Stock and
     common stock equivalents                                 $ 2,369,000                         $ 4,693,000
                                                              ===========                         ===========

Per share amount                                                    $0.08                               $0.17
                                                                    =====                               =====

__________
(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.


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